Exhibit 3.11

ARTICLES OF INCORPORATION

of

CUHL HOLDINGS INC.

The undersigned, as incorporator of a corporation under the Washington Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE 1. NAME

The name of this corporation is CUHL Holdings Inc.

ARTICLE 2. SHARES

This corporation shall have authority to issue 1,000 shares of Common Stock without par value.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

CT Corporation System

Suite 985

520 Pike St.

Seattle, WA 98101

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if either:

(a) the action is taken by written consent of all shareholders entitled to vote on the action; or

(b) so long as this corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

To the extent the Washington Business Corporation Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given at least one day before the date on which the action becomes effective. The notice shall be in the form of a record and shall contain or be accompanied by the same material that, under the Washington Business Corporation Act, would have been required to be delivered to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Such notice shall be provided in the same manner as the Bylaws or these Articles of Incorporation require or permit other notices to shareholders to be provided.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE 10. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

If shareholder approval of any of the following matters is required under the Washington Business Corporation Act, such matter may be approved by a majority of the votes in each voting group entitled to be cast on such matter: (a) amendment to the Articles of Incorporation, (b) a plan of merger or share exchange of this corporation with any other corporation; (c) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by this corporation of all or substantially all of this corporation’s property other than in the usual and regular course of business; or (d) the dissolution of this corporation. This Article is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 11. INCORPORATOR

The name and address of the incorporator are as follows:

Brian J. Eiting

Perkins Coie LLP

1201 Third Ave., Suite 4800

Seattle, WA 98101-3099

Dated: May 29, 2009

/s/ Brian J. Eiting
Brian J. Eiting, Incorporator

CONSENT TO APPOINTMENT AS REGISTERED AGENT

CT Corporation System hereby consents to serve as registered agent in the State of Washington for the following corporation: CUHL Holdings Inc. CT Corporation System understands that as agent for the corporation, it will be its responsibility to accept service of process in the name of the corporation, to forward all mail and license renewals to the appropriate officer(s) of the corporation, and to notify the Office of the Secretary of State immediately of its resignation or of any changes in the address of the registered office of the corporation for which it is agent.

CT CORPORATION SYSTEM

Dated: , 2009	By:	/S/
Name:
Its:

	Address:		CT Corporation System Suite 985 520 Pike St. Seattle, WA 98101